Delisting Determination, The Nasdaq Stock Market, LLC, June 11, 2025, Nature's Miracle Holding Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Nature's Miracle Holding Inc.
effective at the opening of the trading session on July 7, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5450(b)(2)(A), 5450(b)(2)(C) and 5450(b)(3)(C).
The Company was notified of the Staff determination on October 24, 2024. On October 30, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the
Exchange pursuant to Listing Rule 5450(a)(1).
The Company was notified of the Staff determination on November 21, 2024. On December 17, 2024, the hearing was held.
On January 13, 2025, the Panel reached a decision and a Decision letter was issued on the same day.
The Company securities were suspended on January 15, 2025.
The Staff determination to delist the Company securities became final on February 27, 2025.